Exhibit 99.1

Behringer Harvard Purchases Suburban Boston Property

DALLAS, December 14, 2006 — Behringer Harvard announced today its acquisition of 5 & 15 Wayside, two interconnected four- and five-story buildings located in one of Boston’s premier suburban submarkets, Burlington, Massachusetts.

“The properties at 5 & 15 Wayside are well-leased, quality buildings that are very functional in a strong suburban submarket of the premier Boston metropolitan area,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “These properties should bring strong initial returns and an opportunity to benefit from rapidly improving market conditions.”

5 & 15 Wayside is ideally situated alongside Route 128/I-95 in Burlington, a suburb 12 miles northwest of Boston. Interstate 93 provides direct access to Logan International Airport and the capital city. Notable office space users in the surrounding area include BAE Systems, Hewlett-Packard, Microsoft, Nortel Networks and Sun Microsystems.

Constructed in 1999 and 2001 respectively, 5 & 15 Wayside were build-to-suit for the original and current single tenant, Nokia. Serving as Nokia’s northeast regional headquarters, the buildings provide approximately 270,000 square feet of fully leased space.

5 & 15 Wayside was acquired by Behringer Harvard REIT I, Inc., which also owns assets in Chicago, Atlanta, Houston, Denver, Philadelphia, Washington, D.C., Baltimore, Minneapolis and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Barbara Marler
Richards/Gravelle	Executive Vice President	Marketing Manager
katie_myers@richards.com	Behringer Harvard	Behringer Harvard
214.891.5842	jmattox@behringerharvard.com	bmarler@behringerharvard.com
	866.655.3600	469.341.2312